SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                          Mallon Resources Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    561240201
                                 (CUSIP Number)

                                September 9, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]          Rule 13d-1(b)
         [X]          Rule 13d-1(c)
         [ ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No.    561240201
--------------------------------------------------------------------------------
                  13G
---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (entities only)

           Aquila Energy Capital Corporation
           ID No. 43-1825091
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           ---------------------------------------------------------------------
           (a) [   ]
           ---------------------------------------------------------------------
           (b) [X]
           (SEE INSTRUCTIONS)
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------- ---------------------------------------------------------------------
                             5   SOLE VOTING POWER
                                        420,000
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---- -----------------------------------------------
                             6   SHARED VOTING POWER
                                         -0-
                            ---- -----------------------------------------------
                             7   SOLE DISPOSITIVE POWER
                                        420,000
                            ---- -----------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                          -0-
--------------------------- ---- -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      420,000
---------- ---------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
           (see instructions)
                                      Not applicable.
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                       6.0%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                       CO
---------- ---------------------------------------------------------------------

Item 1(a).    Name of Issuer:
----------    ---------------
Mallon Resources Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:
----------    ------------------------------------------------
999 18th Street, Suite 1700
Denver, Colorado  80202

Item 2(a).    Name of Person Filing:
----------    ----------------------
Aquila Energy Capital Corporation

Item 2(b).    Address of Principal Business Office or, if None, Residence:
----------    ------------------------------------------------------------
909 Fanin, Suite 1850
Two Houston Center
Houston, Texas  77010-1007

Item 2(c).    Citizenship:
----------    ------------
Delaware

Item 2(d).    Title of Class of Securities:
----------    -----------------------------
Common Stock, par value $0.01 per share

Item 2(e).    CUSIP Number:
----------    -------------
561240201

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or
(c), check whether the person filing is a:
--------------------------------------------------------------------------------
     (a) [ ] Broker or dealer registered under section 15 of the Act.

     (b) [ ] Bank as defined in section 3(a)(6) of the Act.

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

Item 4.  Ownership:
-------  ----------
     (a)      Amount Beneficially Owned:  420,000

     (b)      Percent of Class:  6.0%

     (c)      Number of Shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:  420,000

              (ii) Shared power to vote or to direct the vote:  -0-

              (iii)Sole power to dispose or to direct the disposition of:420,000

              (iv) Shared power to dispose or to direct the disposition of:  -0-

Item 5.  Ownership of Five Percent or Less of a Class:
-------  ---------------------------------------------
              Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
-------  ----------------------------------------------------------------
              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         -------------------------------------------------------------
              Not applicable.

Item 8.  Identification and Classification of Members of the Group:
-------  ----------------------------------------------------------
              Not applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------
              Not applicable

Item 10. Certification:
-------  --------------
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Aquila Energy Capital Corporation


Date: September 17, 1999               By:    /s/ Lee-Ken Choo
                                       Name:  Lee-Ken Choo
                                       Title: Vice President